                                                                    Exhibit 99.1
Form 5 (continuation)
Item 1. R. Jarrett Lilien
               135 E. 57th Street
               New York, New York 10022
Item 2. E*TRADE Financial Corporation
Item 3. 12/31/2005
Item 4. 02/14/2006

(1) On November 10, 1999, R. Jarrett Lilien (the "Reporting Person") through
Pistons Consultants, Ltd., an entity (the "Entity") wholly owned by the
Reporting Person, entered into a contract (the "Contract") relating to 85,508 shares of common stock of E*TRADE Financial Corporation (the "Base Number of
Shares"), pursuant to which the Entity will deliver on or about November 13,
2006 (the "Valuation Date") a number of shares of common stock (or, at the option of the Reporting Person, the cash equivalent of such shares), equal to the lesser of:

        (a) the Base Number of Shares

        and

        (b) the Base Number of Shares multiplied by (1) the sum, determined as of the Valuation Date, of (A) $31.7270 and (B) the amount, if any, by which the Final Price (the average price per share at which the counterparty is able to execute transactions eliminating it hedge position in respect to this Contract, as determined by the counterparty during an averaging period beginning not more than five Exchange
        Business Days prior to November 13, 2006) exceeds $50.7632, divided by
        (2) the Final Price.

        In connection with entering into the Contract, the Entity received aggregate cash consideration of $2,061,813.61. The Entity has pledged the amount of shares of common stock equal to the Base Amount to secure the obligations under the Contract. The number of shares reported on Table I does not contain the 85,508 shares of common stock under contract.

(2) On November 9, 1999, R. Jarrett Lilien (the "Reporting Person") entered into a contract (the "Contract") relating to 51,232 shares of common stock of E*TRADE
Financial Corporation (the "Base Number of Shares"), pursuant to which the
Reporting Person will deliver on or about November 9, 2006 (the "Valuation
Date") a number of shares of common stock (or, at the option of the Reporting
Person, the cash equivalent of such shares), equal to the lesser of:

        (a) the Base Number of Shares

        and

        (b) the Base Number of Shares multiplied by (1) the sum, determined as of the Valuation Date, of (A) $32.3536 and (B) the amount, if any, by which the Final Price (the average price per share at which the counterparty is able to execute transactions eliminating it hedge position in respect to this Contract, as determined by the counterparty during an averaging period beginning not more than five Exchange
        Business Days prior to November 9, 2006) exceeds $51.7658, divided by
        (2) the Final Price.

        In connection with entering into the Contract, the Reporting Person received aggregate cash consideration of $1,259,730.12. The Reporting Person has pledged the amount of shares of common stock equal to the Base Amount to secure the obligations under the Contract. The number of shares reported on Table I does not contain the 51,232 shares of common stock under contract.